Exhibit 99.2

APPROVED BY:	Rick Coté
President and Chief Operating Officer
201-267-8000

CONTACT:	FD
Leigh Parrish/Stephanie Rich
212-850-5600

FOR IMMEDIATE RELEASE

Movado Group, Inc. Announces Plans to Close Retail Boutique Division

~ Will Immediately Improve Ongoing Company Profitability ~

PARAMUS, N.J., May 27, 2010 – Movado Group, Inc. (NYSE: MOV) today announced that, following a strategic assessment of its retail boutique performance, the Company’s retail subsidiary, Movado Retail Group, Inc. (“MRG”), will close its retail boutique division effective June 30, 2010, in an effort to streamline its business, redirect investment toward higher return businesses and improve the Company’s overall profitability.

The Company will continue to sell its watch products primarily through its wholesale model, where it expects to increase its market share by further expanding relationships with existing wholesale customers and enhancing its relationships with independent retailers. In addition, MRG will continue to sell all of the Company’s watch brands directly to consumers through its 31 outlet stores and will keep the Movado Boutique located in New York’s Rockefeller Center open as a flagship store. The boutique closings will have no impact on the availability of any of the Company’s watch products.

Rick Coté, President and Chief Operating Officer of Movado Group, Inc., said, “Following several years of unprofitability and a strategic review of the business, we have decided to close our retail boutique division.  We believe that this action will assist Movado Group to return U.S. operations to profitability. We will continue to make strategic investments in our brands to capitalize on growth prospects, build market share and elevate our connection with consumers.  We believe in the strength of the Movado brand and the rest of our portfolio of iconic brands, and we expect these actions will solidify our position as a leader in the watch industry.”

The Company anticipates that closing the retail boutique division will lower annual revenues by approximately $30 million, but will immediately improve profitability for the 2011 fiscal year on an adjusted basis and have a favorable impact on the multi-year profitability and cash flow plan it expects to present later this year. As reflected in the Company’s first quarter earnings announcement issued today, the Company has recorded a $3.4 million pre-tax impairment charge related to the closure of the retail boutiques and anticipates recording additional pre-tax restructuring charges of approximately $21.6 million over the remainder of fiscal 2011. Costs associated with the retail boutique division closure include rent settlements, severance, third-party fees and asset write-offs. The cash portion of these charges, which is estimated to be approximately $20 million, will be paid with existing funds.

“We are confident the closure of our retail boutiques is in the best long-term interests of our Company and all of our stakeholders, and we look forward to focusing on new opportunities we see in our wholesale business,” stated Chairman and Chief Executive Officer Efraim Grinberg. “We are particularly grateful to our retail boutique employees for their dedication to our Company and are committed to providing them with a smooth transition. We also greatly appreciate the loyalty that our boutique customers have shown us for so many years. Consumers will continue to be able to find our watches across the U.S. through our many retail partners, and we will be reaching out to them to ensure they know how to obtain service for existing merchandise going forward. We look forward to serving our wholesale customers and consumers for many years to come.”

Conference Call Information

Movado Group, Inc. will host a conference call today at 10:00 a.m. ET to discuss the closure of the retail boutique division as well as its first quarter fiscal 2011 results. A live broadcast of the call will be available on the Company's website: www.movadogroup.com. The call will be archived online within one hour of the completion of the call.

Movado Group, Inc. designs, sources, and distributes Movado, Ebel, Concord, ESQ by Movado, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and Lacoste watches worldwide, and operates Movado boutiques and company stores in the United States.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, the Company’s ability to successfully implement its brand strategy, the ability of the Company’s brand strategy to improve its net sales, profitability and other results of operations, the Company’s ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, the ability of the Company to successfully manage discontinuation of the Movado boutique business, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.